Exhibit 99.1

For Immediate Release

Scott Shuda Appointed to IRIDEX Board of Directors

Mountain View, Calif. April 29, 2019 -- IRIDEX Corporation (NASDAQ: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, announced today that Scott Shuda has been appointed to its board of directors, effective April 23, 2019.  In connection with Shuda’s appointment, the size of the IRIDEX board was increased from seven to eight members.

“Scott has extensive experience in the medical device industry, and we welcome him to the IRIDEX board. His background includes more than 20 years of experience in law, technology and entrepreneurial endeavors in the industry, including transactions that range from initial public offerings and venture financings to mergers and acquisitions.  His insight, skills and executive leadership experience are very complementary to our team,” said William M. Moore, Chairman and Chief Executive Officer.

Shuda has served as a member of the board of directors of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps, since September 2016, and was elected Chairman in December 2018. He is a Managing Director and Co-founder of Meridian OHC Partners, LP and BlueLine Partners, LLC, investment firms that focus on publicly listed technology and healthcare companies. Shuda previously served on the IRIDEX board from December 2012 to April 2017.

On his appointment, Shuda commented, “It is very exciting to see the progress that IRIDEX has made in bringing to market a superior technology for the treatment of sight-threatening diseases. The growing evidence supporting the greatly improved patient outcomes with the use of the company’s Cyclo G6 platform is a true differentiator, and I look forward to helping the company continue to advance commercialization and grow market share.”

Mr. Shuda holds both a Juris Doctor and a Master of Business Administration degree from Georgetown University.

About IRIDEX

IRIDEX is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For more information, visit http://www.iridex.com.

Investor Relations Contact:
Leigh Salvo
(415) 937-5404
investors@iridex.com

Media Contact:
Jamie Hall
Pascale Communications, LLC.
(724) 417-0167
pr@iridex.com